EXHIBIT 99.2

ChromaDex Announces Strategic Investment Led by Mr. Li Ka-shing

IRVINE, Calif., April 27, 2017 – ChromaDex Corp. (NASDAQ: CDXC), an innovator of proprietary health, wellness and nutritional ingredients that creates science-based solutions for dietary supplement, food and beverage, skin care, sports nutrition, and pharmaceutical products, announced today that it has entered into a securities purchase agreement for the sale of up to $25 million of its common stock in a private placement led by Hong Kong business leader Mr. Li Ka-shing.

Through Horizons Ventures, Mr. Li has invested in many innovative companies in the last decade, including Facebook, Spotify, DeepMind, Siri, Impossible Foods and Modern Meadow. With Horizons Ventures’ strong global presence, the new investment will be able to support future ChromaDex developments in the global marketplace.

Frank Jaksch, Jr., CEO and co-founder of ChromaDex, commented, “NIAGEN® has reached an inflection point where top scientists at leading universities and research institutions are fascinated with the compound resulting in over 100 collaborative agreements currently in place. We are now ready to show the world the anti-aging capabilities of NIAGEN® and are truly honored to have Horizons Ventures as a strategic investor and be associated with their family of prestigious global investments.”

Tony Lau of Horizons Ventures commented, “We see the category of healthy aging as an emerging, high-growth opportunity. We look forward to supporting ChromaDex in developing products in the healthy aging market and expand the market overseas.”

Robert Fried, President, and Chief Strategy Officer of ChromaDex, added, “Mr. Li Ka-shing and Horizons Ventures have an extraordinary track record in identifying momentous innovation. This is an important milestone for ChromaDex in our mission to be a world leader in the anti-aging space, with emphasis on NIAGEN® and NAD precursors.”

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), is acting as exclusive placement agent in the private placement.

The shares of common stock being sold in the private placement will not have been registered under the Securities Act of 1933, as amended (the “Act”). Accordingly, such shares may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements under the Act. In connection with the private placement, ChromaDex will enter into a registration rights agreement with the investors. Additional details about the transaction are included in a Form 8-K filed by ChromaDex concurrently with this release.

About NIAGEN® Nicotinamide Riboside and NAD+
NIAGEN® is the world’s first and only commercially available, nature-identical form of nicotinamide riboside (NR). NR is a next-generation form of vitamin B3 that acts as a potent and bioavailable booster of nicotinamide adenine dinucleotide (NAD+), which is vital to functions that ensure proper cellular and energy metabolism. NAD+ enables the mitochondria – the ‘powerhouses of the cell’ to convert the food we eat into the energy our body needs to sustain all its functions. It is essential for life.

A decade’s worth of pre-clinical research, along with the first published human clinical trial, demonstrate that supplementing with NR effectively boosts NAD+ levels in both animals and people. With six patents issued and more pending, NIAGEN® is a novel ingredient brought to you only by ChromaDex. Its data were reviewed by the US Food and Drug Administration as part of its New Dietary Ingredient (NDI) notification which made it available for use in dietary supplements. NIAGEN® is also generally recognized as safe (GRAS). For additional information about NIAGEN®, visit www.Chromadex.com. For additional information about NR or NAD+, visit www.aboutnr.com.

About ChromaDex:

ChromaDex leverages its complementary business units to discover, acquire, develop and commercialize patented and proprietary ingredient technologies that address the dietary supplement, food, beverage, skin care and pharmaceutical markets. In addition to our ingredient technologies unit, we also have business units focused on natural product fine chemicals (known as "phytochemicals"), chemistry and analytical testing services, and product regulatory and safety consulting. As a result of our relationships with leading universities and research institutions, we are able to discover and license early stage, IP-backed ingredient technologies. We then utilize our in-house chemistry, regulatory and safety consulting business units to develop commercially viable ingredients. Our ingredient portfolio is backed with clinical and scientific research, as well as extensive IP protection. Our portfolio of patented ingredient technologies includes NIAGEN® nicotinamide riboside; pTeroPure® pterostilbene; PURENERGY®, a caffeine-pTeroPure® co-crystal; IMMULINA™, a spirulina extract; and AnthOrigin™, anthocyanins derived from a domestically-produced, water-extracted purple corn. To learn more about ChromaDex, please visit www.ChromaDex.com.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including, without limitation, statements related to the anticipated proceeds to be received in the private placement, success of Horizons Ventures’ investments, Horizons Ventures’ ability to support future ChromaDex developments in the global marketplace, the innovative qualities of NIAGEN®, results of the NIAGEN® studies and their significance, and the anti-aging capabilities of nicotinamide riboside. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. More detailed information about ChromaDex and the risk factors that may affect the realization of forward-looking statements is set forth in ChromaDex's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other filings submitted by ChromaDex to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

ChromaDex Investor Relations Contact:

Andrew Johnson, Director of Investor Relations

949-419-0288

andrewj@chromadex.com

ChromaDex Public Relations Contact:

Breah Ostendorf, Director of Marketing

949-537-4103

breaho@chromadex.com